Exhibit 99.1

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD THIRD QUARTER 2007 RESULTS
Highlights:
•	Third quarter net sales increased 4 percent to $471.1 million, a third quarter record, compared to net sales of $454.1 million for the third quarter of 2006.

•	Third quarter diluted earnings per share were $1.72 on 36.4 million weighted average shares, also a third quarter record, compared to $1.67 on 36.1 million weighted average shares for the third quarter of 2006.

•	Global spring product backlog at September 30, 2007 was essentially unchanged at $414.4 million compared to September 30, 2006; consolidated backlog, which includes fall product orders, was also essentially flat at $692.7 million.

•	The Company announced an expanded U.S. retail initiative, primarily focused on retail outlet stores to enhance inventory management. The retail initiative will also include first-line Columbia brand stores to demonstrate product breadth and to heighten consumer awareness of the Company’s brands.

•	Columbia’s board of directors approved an increased dividend of $0.16 per share, payable on November 29, 2007 to shareholders of record on November 15, 2007.

•	Columbia expects 2007 net sales growth of approximately 5 percent and estimates 2007 diluted earnings per share of approximately $3.70.
PORTLAND, Ore. —October 25, 2007— Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $471.1 million for the quarter ended September 30, 2007, an increase of 4 percent compared to net sales of $454.1 million for the same period of 2006. Net income for the third quarter was $62.6 million, a 4 percent increase compared to net income of $60.3 million for the same period of 2006. Earnings per share for the third quarter of 2007 were $1.72 (diluted) on 36.4 million weighted average shares, compared to earnings per share of $1.67 (diluted) for the third quarter of 2006 on 36.1 million weighted average shares.
Compared to the third quarter of 2006, Other International net sales increased 28 percent to $73.8 million, U.S. net sales increased 3 percent to $284.2 million, Canada net sales increased 8 percent to $57.8 million and Europe net sales decreased 17 percent to $55.3 million for the third quarter of 2007 (see “Geographical Net Sales” table below).
Excluding changes in currency exchange rates, consolidated net sales increased 2 percent, Other International net sales increased 28 percent, U.S. net sales increased 3 percent, Canada net sales increased 2 percent and Europe net sales decreased 22 percent for the third quarter of 2007, compared to the same period of 2006 (see “Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates” table below).

For the third quarter of 2007, sportswear net sales increased 10 percent to $161.9 million, footwear net sales increased 3 percent to $71.4 million, accessories and equipment net sales increased 8 percent to $22.0 million and outerwear net sales decreased 1 percent to $215.8 million compared to the third quarter of 2006 (see “Categorical Net Sales” table below).
Compared to the third quarter of 2006, Columbia brand net sales increased 7 percent to $418.2 million, Mountain Hardwear net sales increased 14 percent to $29.5 million, Sorel net sales decreased 9 percent to $19.1 million, Montrail net sales decreased 28 percent to $2.6 million and Pacific Trail decreased 87 percent to $1.7 million for the third quarter of 2007 (see “Brand Net Sales” table below).
Tim Boyle, Columbia’s president and chief executive officer, commented, “We are pleased to report that third quarter sales were driven by double digit growth in Columbia brand outerwear in the United States and Canada, reflecting the initiatives our management team has taken to strengthen our core North American Columbia brand outerwear business. Growth in the quarter was also driven by Columbia brand sportswear sales in the United States and increased sales in all major product categories in International Distributor markets. This growth was offset by significant expected declines in Pacific Trail outerwear in the United States and outerwear and sportswear in Europe. Despite difficult economic conditions, particularly in the United States, we continue to expect operating margin expansion this year, demonstrating consistent financial management discipline.”
Backlog
The Company reported that as of September 30, 2007, spring backlog was essentially flat at $414.4 million, compared to spring backlog of $414.5 million at September 30, 2006. Consolidated product backlog, which includes both global fall and spring orders at September 30, 2007, was $692.7 million, also essentially flat compared to consolidated product backlog of $693.9 million at September 30, 2006.
Mr. Boyle commented, “Geographically, spring orders increased in our Asia Direct and International Distributor markets, and decreased in the U.S. and Europe. As reviewed by product category, global spring apparel orders were flat, spring footwear orders decreased modestly and spring accessories and equipment increased modestly. As discussed previously, cool and wet weather conditions in the United States this spring hampered sell through of our spring products, leading to significant order cancellations this year and reducing demand for spring 2008 orders in the U.S. We are disappointed with these results.”
Marketing and Advertising Initiatives
The Company announced that beginning in 2008, it intends to increase spending on marketing and advertising initiatives to increase consumer brand awareness and to stimulate consumer demand. In spring 2008, Columbia will introduce OMNI-SHADE™ and TECHLITE™, two important product and marketing initiatives in apparel and footwear that reinforce the outdoor authenticity of the Columbia brand. The OMNI-SHADE™ and TECHLITE™ initiatives will be part of the Company’s global go-to-market strategy.
Mr. Boyle continued, “Global spring orders of our OMNI-SHADE™ and TECHLITE™ products were significant, and we are pleased with our retail customer’s acceptance of these marketing and product initiatives. Our OMNI-SHADE™ line offers UPF rated sun protection products designed to protect consumers from the harmful effects of the sun’s ultraviolet rays. TECHLITE™ is a footwear product and marketing initiative featuring footwear products that integrate lightweight comfort with long-term durability.”
“In spring 2008, we will initiate a coordinated and targeted marketing, advertising and public relations campaign globally that will educate consumers about OMNI-SHADE™ and TECHLITE™. We believe initiatives like these, and others we will establish, will continue to reinforce the outdoor authenticity of our brands and drive retail sell through of our products. We are increasing our focus on communicating the performance proposition of our brands directly to consumers, to heighten consumer awareness and drive consumer demand,” continued Mr. Boyle.
U.S. Retail
The Company also announced an expanded U.S. retail initiative to strengthen wholesale distribution, primarily focused on inventory management through retail outlet stores. This U.S. retail initiative will also include first-line Columbia brand retail stores, to demonstrate product breadth and to heighten consumer awareness of our brands.
Mr. Boyle continued, “To strengthen our wholesale business, we need the inventory flexibility and brand management opportunities provided by a direct-to-consumer retail operation. For the past year we have been evaluating and testing a measured increase in U.S. direct-to-consumer retail operations to enhance our wholesale distribution. We have added personnel and infrastructure throughout the year to support this initiative. Our retail initiative is primarily focused on inventory management through retail outlet stores located in geographically remote factory outlet malls throughout the U.S. This year we anticipate opening five new U.S. retail outlets, and we currently plan to open up to 15 outlet stores per year in the U.S. over the next few years, although we will evaluate this on an ongoing basis. Retail outlet stores reduce our exposure to excessive inventory due to negative weather conditions.”
“In addition to retail outlet stores, we anticipate opening a few first-line Columbia brand retail stores in key U.S. markets over the next few years, to showcase the breadth of our products in a comprehensive retail environment and to heighten consumer awareness of our brands. The first-line Columbia stores will create a distinctive “Columbia” environment, communicating our key product and marketing initiatives, showcasing the breadth of our products and reinforcing the active and outdoor image of the Columbia brand. These Columbia brand stores and key product and marketing initiatives are designed to enhance our wholesale business by stimulating consumer demand and driving consumer pull-through of our products in all distribution channels. Our primary focus is to remain a wholesale business, and we are dedicated to serving our wholesale customers,” continued Mr. Boyle.
“We are approaching this broadened U.S. retail initiative in a measured and pragmatic manner to enhance our wholesale distribution. We will continue to monitor our results as we execute our plan. We are pleased with the initial results this year, which give us confidence to continue with our plans. The expanded retail initiative, coupled with our planned increases in marketing and advertising next year, may preclude us from achieving operating margin leverage in 2008; however, we expect these initiatives will strengthen our brands and will be accretive to earnings long-term,” concluded Mr. Boyle.
Dividend and Share Repurchase
The Company announced today that the board of directors has approved an increased dividend of $0.16 per share, payable on November 29, 2007 to shareholders of record on November 15, 2007. During the third quarter, the Company did not repurchase any shares of common stock.

Guidance
Mr. Boyle continued, “Based on our current outlook, we anticipate fourth quarter 2007 revenue growth of approximately three percent compared to the fourth quarter of 2006 and diluted earnings per share of approximately $1.00. For the full year 2007, we anticipate net sales growth of approximately five percent compared to 2006, and are increasing full year diluted earnings per share guidance to approximately $3.70.”
Mr. Boyle concluded, “Based in part on the reported spring backlog and the initiatives announced today, we expect revenue growth for the first quarter of 2008 of approximately 4 percent and diluted earnings per share of approximately $0.60. As a reminder, spring accounts for a relatively small percentage of our overall business; the bulk of our revenues and profits historically comes in the second half of the year. Further out, it is difficult for us to gauge revenue and profitability levels until we gain more visibility into the fall 2008 season. We will provide full year 2008 financial guidance when we report our fall backlog results in April 2008. Please note that these projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on third quarter 2007 results on Thursday, October 25, 2007 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s third quarter 2007 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until November 8, 2007.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statement regarding anticipated revenues and earnings for the fourth quarter of 2007, full year 2007, first quarter of 2008 and growth in future periods, and expected marketing, product, brand and retail initiatives. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; changes in governmental regulations and adverse conclusions of governmental audits; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our ability to successfully execute our retail initiatives; our ability to manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,
	2007	2006
Current Assets:
Cash and cash equivalents	$48,914	$28,998
Short-term investments	66,907	41,580
Accounts receivable, net	393,643	374,451
Inventories, net	320,593	272,113
Deferred tax asset	28,759	24,145
Prepaid expenses and other current assets	17,115	17,614

Total current assets	875,931	758,901

Property, plant and equipment, net	202,869	195,651
Intangibles and other assets	70,447	69,674

Total assets	$1,149,247	$1,024,226

Current Liabilities:
Notes payable	$—	$29,637
Accounts payable	79,828	72,352
Accrued liabilities	76,489	79,309
Income taxes payable	17,441	42,077
Current portion of long-term debt	204	3,727

Total current liabilities	173,962	227,102

Long-term debt and other liabilities	25,811	3,743
Deferred tax liability	9,911	9,460
Shareholders’ equity	939,563	783,921

Total liabilities and shareholders’ equity	$1,149,247	$1,024,226

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$471,081	$454,140	$979,281	$925,904
Cost of sales	267,550	255,892	558,477	534,595

Gross profit	203,531	198,248	420,804	391,309
	43.2%	43.7%	43.0%	42.3%

Selling, general, and administrative expense	112,197	108,292	281,780	270,191
Net licensing income	(1,256)	(1,226)	(3,306)	(3,350)

Income from operations	92,590	91,182	142,330	124,468

Interest (income) expense, net	(2,060)	(927)	(7,051)	(4,740)

Income before income tax	94,650	92,109	149,381	129,208

Income tax expense	32,041	31,778	50,649	44,577

Net income	$62,609	$60,331	$98,732	$84,631

Earnings per share:
Basic	$1.73	$1.69	$2.73	$2.33
Diluted	1.72	1.67	2.70	2.30
Weighted average shares outstanding:
Basic	36,112	35,687	36,157	36,366
Diluted	36,445	36,059	36,517	36,768

COLUMBIA SPORTSWEAR COMPANY
(In millions, except for percent change)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			%			%
	2007	2006	Change	2007	2006	Change

Geographical Net Sales:
United States	$284.2	$276.3	3%	$556.8	$539.6	3%
Europe	55.3	66.4	(17)%	141.0	143.5	(2)%
Canada	57.8	53.6	8%	95.5	92.5	3%
Other International	73.8	57.8	28%	186.0	150.3	24%

Total	$471.1	$454.1	4%	$979.3	$925.9	6%

Categorical Net Sales:
Sportswear	$161.9	$146.6	10%	$449.4	$400.6	12%
Outerwear	215.8	217.8	(1)%	315.4	316.2	—
Footwear	71.4	69.4	3%	166.8	163.3	2%
Accessories & Equipment	22.0	20.3	8%	47.7	45.8	4%

Total	$471.1	$454.1	4%	$979.3	$925.9	6%

Brand Net Sales:
Columbia	$418.2	$390.2	7%	$881.2	$820.8	7%
Mountain Hardwear	29.5	25.8	14%	58.7	52.8	11%
Sorel	19.1	21.0	(9)%	25.8	26.6	(3)%
Montrail	2.6	3.6	(28)%	11.0	11.9	(8)%
Pacific Trail	1.7	13.5	(87)%	2.6	13.8	(81)%

Total	$471.1	$454.1	4%	$979.3	$925.9	6%

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates (a non-GAAP financial measure)
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	Amount	%	Amount	%
	(millions)	Change	(millions)	Change
Consolidated:
Net sales change (GAAP)	$17.0	4%	$53.4	6%
Effect of currency exchange rate changes	(6.5)	(2)%	(13.3)	(2)%

Net sales change excluding changes in currency exchange rates	$10.5	2%	$40.1	4%

United States:
Net sales change (GAAP)	$7.9	3%	$17.2	3%

Europe:
Net sales change (GAAP)	$(11.1)	(17)%	$(2.5)	(2)%
Effect of currency exchange rate changes	(3.5)	(5)%	(10.7)	(7)%

Net sales change excluding changes in currency exchange rates	$(14.6)	(22)%	$(13.2)	(9)%

Canada:
Net sales change (GAAP)	$4.2	8%	$3.0	3%
Effect of currency exchange rate changes	(3.0)	(6)%	(2.5)	(2)%

Net sales change excluding changes in currency exchange rates	$1.2	2%	$0.5	1%

Other International:
Net sales change (GAAP)	$16.0	28%	$35.7	24%
Effect of currency exchange rate changes	—	—	(0.1)	—

Net sales change excluding changes in currency exchange rates	$16.0	28%	$35.6	24%

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